Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Radius Global Infrastructure, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-249453) on Form S-8 of Radius Global Infrastructure, Inc. of our report dated March 30, 2021, with respect to the consolidated balance sheets of Radius Global Infrastructure, Inc. as of December 31, 2020 (Successor) and December 31, 2019 (Predecessor), the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the periods from February 10, 2020 to December 31, 2020 (Successor), and the related consolidated statements of operations, comprehensive loss, members’ deficit, and cash flows from January 1, 2020 to February 9, 2020 and for the year ended December 31, 2019 (Predecessor), and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Radius Global Infrastructure, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 30, 2021